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                                                                    Exhibit 10.6

June 28, 1999


COLLLECTIBLE CONCEPTS GROUP
1600 Lower State Road
Chalfont, PA 18914


Re:  TERMINATOR 2, JUDGEMENT DAY
     ---------------------------

  Gentlemen:

The following will confirm our agreement ("Agreement") pursuant to which CANAL+ DA, 6, Boulevard de la Republique, 92514 Boulogne Cedex, FRANCE ("Licensor") grants COLLECTIBLE CONCEPTS GROUP, 1600 Lower State Road, Chalfont, Pennsylvania ("Licensee") the exclusive right, license and privilege of utilizing the Property (as defined below) which Licensor owns or controls solely in connection with the manufacture, sale and distribution of the Licensed Articles (as defined below) upon the following terms and conditions.

1. PROPERTY: The name, artwork, stories, characters, approved likenesses of actors (excluding the imagery of Arnold Scharzenegger) and logo for the motion picture 'TERMINATOR 2: JUDGEMENT DAY.

2.  LICENSED ARTICLES* The Licensed Articles are:

      Collectibles - Rifle (solid barrel permanently attached to the wall mount) Coin Set/Silver--, Coin Set/Gold; Coin Set/Platinum;
      Ceramic Mug; Sunglasses with Case; Leather Bound Script; Collector's Club Membership; Metal Notebook' Club Premiums

All Licensed Articles shall be of high standard and shall be distributed via direct marketing (QVC, HSN) and retail (catalogs, specialty, gift stores, department stores).and Internet 4

3. TERM: The Term shall commence on the date hereof and continue until December 31, 2001.

4. TERRITORY: The Territory is worldwide. The Licensee agrees that it will not make, nor authorize any use, direct or indirect, of the Property in any other territory, and that it will not knowingly sell Licensed Articles to persons who intend or are likely to resell them in any other territory.

5. MARKETING: Licensee agrees to offer for sale the Licensed Articles on or before March 31, 2000. Licensee shall be responsible for manufacturing and shipping sufficient amounts of the Licensed Articles to reasonably meet the demands of the marketplace.


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6.  ROYALTY: Licensee agrees to pay Licensor a Royalty of Ten Percent (10%) of one hundred percent(100%) of gross sales,

7. ADVANCE: The non-returnable Advance which Licensee agrees to pay Licensor is Seven Thousand, Five Hundred Dollars ($7,500.00) payable Three Thousand, Seven Hundred and Fifty Dollars ($3,750.00) upon signing of this Agreement by Licensee and Three Thousand, Seven Hundred and Fifty Dollars ($3,750.00) ninety (90) days later. Said Advance shall be recoupable against future Royalties payable to Licensor as per paragraph 6.

8. GUARANTEE: Licensee agrees to pay Licensor the sum of Fifteen Thousand Dollars ($15,000.00) such sum being a Guarantee. Licensee shall receive a credit against the Guarantee for any Royalties and Advances paid Licensor as per paragraph 6 and 7 respectively. Any unearned portion of the Guarantee shall be due and payable on the last day of the Term.

9. REPRESENTATIVE: Licensor has appointed THE LICENSING GROUP LTD ("Representative") with its principal offices at 9026 Melrose Avenue, Los Angeles, California 90069, as its, licensing agent for this Agreement. Representative is authorized to enter into and deliver this Agreement and to collect funds as agent for and on behalf of Licensor, but this Agreement is for the direct benefit of Licensor and constitutes a binding agreement between Licensor and Licensee.

10. INSURANCE: Licensee shall obtain and maintain during the Term of this Agreement and the Extended Term, at its own expense, comprehensive general liability insurance, including product and contractual liability and advertiser's liability insurance, training Licensor as additional named insureds, front a reputable insurance carrier in the amounts of at least $1 million for personal injury, $1 million for property damage, $1 million for advertiser's liability, with an "umbrella coverage" of at least $2 million. The policy should provide for ten (10) days notice to Licensor from the insurer in the event of any modification, cancellation, or termination and the policy shall not be terminated or canceled unless it is it immediately replaced with a comparable policy from a substitute reputable insurance carrier. As proof of such insurance, a fully paid certificate of insurance naming Licensor as additional named insureds will be submitted to Licensor by Licensee within thirty (30) days of the final execution of this Agreement Licensee.

11. PROTECTION OF INTELLECTUAL PROPERTY: Licensee agrees to respect and cooperate with Licensor to protect all trademarks, tradenames, service marks and symbols, copyrights and patents related to the Property and to cooperate with Licensor in the protection of such marks, copyrights and patents.

12. APPROVALS: Licensor shall have the right of approval of all Licensed Articles, including the packaging thereof, and all advertising for the Licensed Articles issued by or under the control of Licensee. Licensee may not manufacture, use, offer for sale, sell, advertise, promote, ship or distribute any Licensed Article or any promotional or packaging material relating thereto until it has received written approval of same from Licensor. In the event any submission is disapproved, Licensee shall have the right to alter or correct the submission and resubmit it. Said approval shall not be unreasonably withheld and submissions shall be deemed disapproved if not approved within Fourteen (14) days of submission to Licensor. Said right of Approval shall include, without limitation, the following items, all to be created at Licensee's expense:


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         (a) Approval of the initial concept for the Licensed Articles and concept artwork to be used on the Licensed Articles,

         (b) Approval of preliminary designs for the licensed Articles and of the artwork to be used on the licensed Articles.

         (c) Approval of the final designs for the Licensed Articles and artwork to be used on the Licensed Articles.

         (d) Approval of actual product samples of the Licensed Articles.

         (e) Approval of all advertising and promotional materials for use in media, including storyboards for television advertising.

Failure to provide elements for approval as indicated above, and/or failure to produce the Licensed Articles based on approved elements, shall constitute a material breach of this Agreement by Licensee. After approval of such final designs, artwork, product samples and other materials, Licensee shall not depart therefrom in any respect without first obtaining the prior written approval of Licensor.

13. TRADEMARK AND COPYRIGHT NOTICES: The Licensee agrees, that all Licensed Articles and all related promotional and packaging materials shall contain appropriate copyright, trademark and other legends, markings and notices as required from time to time by the Licensor to give appropriate notice of Licensor's right, title and interest thereto. Unless Licensor notifies Licensee otherwise, the following copyright and trademark legends shall appear at least once on each Licensed Article and on each piece of promotional and packaging material:

Trademark:         T2, TERMINATOR 2, ENDOSKELETON, and the depiction of the
                   Endoskeleton are trademarks of Canal+ DA.  All Rights
                   Reserved.

Copyright:         (C) 1999 Canal+ DA.  All Rights Reserved.

Where patent protection is either pending or has been granted for any portion of the Property and/or Licensed Articles, the Licensee shall further include the appropriate patent notice on all Licensed Articles and on all pieces of related promotional and packaging material. In the event Licensee manufactures and distributes Licensed Articles without the appropriate trademark and copyright notices, Licensee shall, at its sole expense, discontinue such manufacture, recall said Licensed Articles and correct the notice or destroy the Licensed Articles.


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14. BUY BACK PROVISION: Licensee agrees to sell to Licensor the Licensed
Articles in such reasonable quantities as Licensor requests, for non-commercial uses, at Licensee's most favorable wholesale price.

15. PAYMENTS AND STATESMENT: Unless otherwise instructed in writing by Licensor, any and all Royalty and other payments due Licensor Hereunder shall be paid in United States dollars and remitted to Licensor in care of The Licensing Group Ltd at 9026 Melrose Avenue, Los Angeles, California 90069. Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by licensee allowing the number, description, and gross sales price for each Licensed Article distributed and/or sold by Licensee during each calendar quarter, together with Royalty payments, within thirty (30) days of the conclusion thereof, pursuant to the terms of this Agreement. Such statements shall be furnished to Licensor whether or not Licensed Articles have been sold during said period. All information shall be shown separately for each country within the Territory and all gross sales shall be stated in the currency of the country where they were made followed by the equivalent amount of gross sales stated in United States dollars, followed by the exchange rate applied. If any payment is late, interest shall accrue thereon from the due date at the rate of 1.5% per month compounded daily or the maximum rate permitted by law. Acceptance by Licensor of any statement or Royalty payment shall not preclude Licensor from questioning the correctness of such statement or payment at any time. It shall be understood that the timely rendering of all statements required hereunder is essential under the Terms of this Agreement, and failure to render such statements and payments in a timely fashion shall be deemed to be a material breach of this Agreement.

16. AUDIT: Licensee agrees to keep accurate books of account and records, including machine sensible data if applicable, at its principal place of business covering all transactions relating to the merchandise license herein granted. Licensor and its duly authorized representative(s) shall have the right once each calendar year, at all reasonable hours of the day, to examine said books of accounts and records and all other documents and material in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement and to make copies and extracts thereof. In the event any such examination reveals underpayments by the Licensee, the Licensee shall immediately remit payment to Licensor in the amount of the underpayment plus interest calculated at the rate of 1.5% per month, compounded daily, calculated from the date the payment was actually due until the date the payment is made. In the event of any underpayment in excess of One Thousand Dollars ($1,000.00), Licensee shall reimburse Licensor for the costs of the examination. Upon demand by Licensor, but no more than once each year, Licensee shall at its own expense furnish to Licensor a detailed statement by all independent certified public accountant showing pricing information, the number and description of the Licensed Articles distributed and/or sold by Licensee up to the date of licensor's demands All books of account and records shall be kept available for at least two (2) years after the expiration or earlier termination of this Agreement.


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17. INDEMNITY: (a) Licensee hereby imdemnifies and shall hold harmless Licensor, their respective officers, directors, employees, affiliates, shareholders, assigns and agents from and against any and all costs, expenses, losses, claims, demands, causes of action and judgements arising out of Licensee's unauthorized use of any patent, process, method or device or out of Licensee's infringement of any copyright, tradename or trademark, libel, invasion of the right of privacy, publicity, or other property right, or any defect in or use of the Licensed Articles or related promotional or packaging material, or for the breach of any of Licensee's agreements, warranties and representations herein. Licensee shall defend and hold harmless all of the indemnified parties whatsoever, including but not limited to attorney's fees and court costs. Licensor shall have the right, but not the obligation, to defend any such action or proceeding with attorneys of its (their) own selection.

(b) Solely as to the copyright, trademark and property rights granted to Licensee herein, Licensor hereby indemnify and shall hold harmless Licensee, its officers, directors, employees, affiliates, shareholders, assigns and agents from and against any and all costs, expenses, losses, claims, demands, causes, of action and judgements arising out of Licensee's authorized use of any said rights, or for the breach of any of Licensor's agreements, warranties and representations herein, provided that Licensee shall give written notice to Licensor within ten (10) business days after notification of any such cost, expense, loss, claim, demand, cause of action or judgement, and Licensor shall have the right, but not the obligation, to undertake and conduct the defense of any cause of action so brought and to handle any such claim and/or demand. Licensor shall indemnify and hold harmless all of the aforementioned indemnified parties whatsoever, including but not limited to attorney's fees and court costs.

18. LICENSOR WARRANTY: Licensor warrants that it has all rights necessary to enter into this Agreement. Licensor makes no other warranty or representation of any kind. Licensor makes no claim as to the amount of gross sales or net profits (if any) Licensee will derive hereunder.

19, BENEFITS OF UJSE: Licensee hereby agrees that its every use of the Property including the goodwill related thereto shall inure to the benefit of Licensor and that Licensee shall not at any time attack licensor's rights and interests in the Property. Furthermore, Licensee shall not acquire any rights in the Property by virtue of any use it may make of the Property. Furthermore, Licensee agrees that to the extent the Licensed Articles are copyrightable as derivative works such copyrights shall be assigned to Licensor and the Licensee, its employees, successors and/or assignees shall not register the Licensed Articles for copyright. Licensee acknowledges and agrees that Licensor is the sole and exclusive owner or proprietor of all rights in and to the Property and all other rights relating to the Picture and the Property are expressly reserved by Licensor.


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20. PREMIUMS AND PROMOTIONAL ARRANGEMENTS: Licensee hereby agrees that Licensor shall have and retain the sole and exclusive right to utilize the Property in connection with any premium, giveaway or promotional arrangement, or fan club, which retained right it may be exercised by Licensor concurrently with the rights licensed to Licensee hereunder, without regard to the extent to which any such right may be competitive with Licensee or the license granted herein.

21. SAMPLES: Upon commencement of distribution, Licensee shall furnish and ship free of charge Ten(10) samples of each and every Licensed Article, including packaging, and two (2) samples of all advertising, promotional and display material involving or related to the Licensed Articles to licensors All samples and related materials shall be sent to Lisa Lockhart, Vice President, The Licensing Group Ltd, 9026 Melrose Avenue, Los Angeles, California 90069. If additional samples of either the Licensed Articles or other material referred to hereinabove are required for legal purposes, including protection of rights or litigation, Licensee shall provide them free of charge.

22. ASSIGNMENTS AND SUB-LICENSING: Notwithstanding anything herein to the contrary, the license granted Hereunder is and shall be personal to Licensees and shall not be assignable or transferable by any act of Licensee or by operation of law. Notwithstanding anything herein to the contrary, Licensee shall not have Licensed Articles manufactured for Licensee by a third party unless Licensee first obtains Licensor's approval in writing.

23. TERMINATION AND REVERSION: Either Party shall have the immediate right to terminate this Agreement in the event the other party is bankrupt, insolvent, in receivership, is sold, reorganizes or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy, or materially breaches its obligations under this Agreement. After expiration or termination of this Agreement, all rights granted by Licensor to Licensee shall, as between Licensee and Licensor, immediately revert to Licensor and Licensor shall be free to license others to use the Property in connection with manufacture, sale and distribution of the Licensed Articles, and Licensee and any approved sublicensee and assignees shall refrain from further use of the Property except as provided in paragraph 24.

24. DISPOSAL PERIOD: Upon termination of this Agreement, Licensee may dispose of any Licensed Articles which are on hand or in process at the time notice of termination is received, or upon the expiration of the Term and the Extended Term, for a period of nine (9) months after notice of termination or such expiration date, as the case may be, provided all monies due and payable to 1icensor with respect to the Term or Extended Term are paid and statements are furnished for that period. During the disposal period, Licensor shall receive a Royalty for all Licensed Articles disposed as per paragraph 6, and Licensor may itself use or license the use of the Property in any manner at any time anywhere in the world. In the last sixty (60) days of the Term, Licensee shall not, without Licensor's consent, manufacture more than one Hundred and ten percent (11O%) of the number of Licensed Articles manufactured by Licensee in the previous sixty (60) days. Upon termination of this Agreement all artwork created by or for Licensee and any other materials used to reproduce the licensed property for the manufacture of the Licensed Articles shall, at Licensor's request, either be destroyed by Licensee and verified proof of said destruction sent to Licensor at the appropriate mailing address, or said artwork shall be returned to Licensor.


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25, NOTICES: All notices or other communications required or desired to be sent to either party hereto shall be in writing and shall be sent by Registered or Certified Mail, postage prepaid, return receipt requested, Or sent, by facsimile, telegram or telex service, charges prepaid. The address for all notices retired to be sent to Licensor or Licensee shall be at the mailing address stated in the signature lines below.

26. INFRINGEMENTS: The Licensee agrees to assist the Licensor in the enforcement of any rights of the Licensor in the Property. Licensee agrees to promptly notify the Licensor in writing of any infringement, or imitations by third parties of the Property, the Licensed Articles or the promotional and packaging materials related thereto which may come to Licensee's attention. Licensor shall have the right to determine whether or not any action shall be taken on account of any such infringement or, imitation. Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such actions brought by Licensor. In the event Licensor decides that it does not wish to pursue any cause of action Licensee, at its own cost, with Licensor's permission, may pursue said cause of action and retain, all amounts awarded therefrom as damages, profits or otherwise.

27. APPLICABLE LAW: The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, and Licensee hereby consents to the jurisdiction of the courts of the State of California and the United States courts located in the County of Los Angeles, State of California, in Connection with any lawsuit, action or proceeding arising out of or relating to this Agreement.

28. EOUITABLE RELIEF: Licensee acknowledges that its failure to commence in good faith to manufacture with the appropriate copyright and trademark notice and to distribute in substantial quantities any one or more of the Licensed Articles as specified herein and to continue during the Term hereof and the Extended Term to diligently and continuously manufacture, sell, distribute and promote the Licensed Articles or any category thereof and to pay any and all sums due Licensor as specified hereunder will result in immediate and irremediable damage to Licensor. Licensee acknowledges that its failure to cease the manufacture, sales, distribution or promotion of the Licensed Articles or any category thereof at the termination or expiration of this Agreement or any portion thereof will result in immediate and irremediable damage to Licensor and to the rights of any subsequent licensee. Licensee agrees that in the event of such failure(s) Licensor shall be entitled, in addition to any other remedy that may be available to Licensor, to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper notwithstanding any other provisions to the contrary contained herein.


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29. CURE: Licensor agrees to give Licensee written notice of any breach of this
Agreement by Licensee, and Licensee shall have thirty (30) days (seven (7) days for payments and statements) to cure said breach.

30. ENTIRE AGREEMENT: This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof and cannot be modified except by a written instrument signed by the parties hereto.

AGREED & ACCEPTED:

CANAL+ DA
6 Boulevard de la Republique
92514 Boulogne Cedex
FRANCE
("Licensor")


BY:

ITS:-



COLLECTIBLE CONCEPTS GROUP
1600 Lower State Road
Doylestown, PA  18901
("Licensee")

BY:______________________________


ITS:______________________________